Exhibit 99.1

FOR IMMEDIATE RELEASE:

March 1, 2013
YTB INTERNATIONAL, INC.
FILES TO REORGANIZE; SEEKS TO EMERGE ON A SOUNDER FOOTING

Wood River, Illinois:

YTB International, Inc. (Pink Sheets: YTBLA) announced that it commenced today a proceeding under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Illinois, in East St. Louis.

YTB is a leading marketer of Internet-based travel services and products and has a network of almost 13,000 independent travel agents in North America.

According to Andrew Cauthen, YTB’s President & CEO: “This bankruptcy proceeding will give YTB much-needed protection from creditors and an opportunity to reorganize its affairs. The decision to seek protection in bankruptcy came after many weeks of careful consideration by the management team, the Board of Directors, and the company’s advisors of the available strategic alternatives and with due regard for the interests of all of the company’s stakeholders.”

YTB has a commitment from a lender to provide a debtor in possession line of credit that will give the company operational flexibility during the bankruptcy case. If the case proceeds as the company’s management expects, then YTB should emerge after a relatively short period of time in bankruptcy with much better future prospects and much better positioned for future growth.

“Using the same playbook successfully used by many other US companies to achieve a fresh start, YTB intends to utilize the structured and orderly process of Chapter 11 to re-group, reorganize, and re-launch,” said Cauthen.

More information about the company is available at www.ytb.com.

For more information about this release, please contact: David B. Groce at 618-216-4120.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking statements,” which involve risks and uncertainties. Such risks and uncertainties include potential legal claims or challenges, economic conditions, market demand, technology innovation, and competitive factors as set forth in the company’s most recent Annual Report on Form 10-K, among others. YTB International, Inc. assumes no obligation to update such statements in this press release in light of subsequent circumstances, developments or facts.